UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On July 2, 2018, Cincinnati Bell Inc. (“Cincinnati Bell” or the “Company”) completed its acquisition of Hawaiian Telcom Holdco, Inc., a Delaware corporation (“Hawaiian Telcom”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 9, 2017, among the Company, Twin Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Hawaiian Telcom, whereby Merger Sub merged with and into Hawaiian Telcom (the “Merger”), with Hawaiian Telcom surviving the Merger as a wholly-owned subsidiary of the Company.
The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Cincinnati Bell and Hawaiian Telcom, combined and adjusted to give effect to the Merger, including the financing structure established to effect the Merger.
The unaudited pro forma condensed combined balance sheet as of March 31, 2018 assumes that the Merger had been completed on March 31, 2018 and combines Cincinnati Bell’s March 31, 2018 unaudited condensed consolidated balance sheet with Hawaiian Telcom’s March 31, 2018 unaudited condensed consolidated balance sheet.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the three months ended March 31, 2018 assume that the Merger had been completed on January 1, 2017. Cincinnati Bell’s audited consolidated statement of operations for the year ended December 31, 2017 has been combined with Hawaiian Telcom’s audited consolidated statement of income for the year ended December 31, 2017 and Cincinnati Bell’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2018 has been combined with Hawaiian Telcom’s unaudited condensed consolidated statement of income for the three months ended March 31, 2018.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. Accordingly, the unaudited pro forma condensed combined financial information does not reflect any synergies that could result from the Merger, including any cost savings, or the associated costs to achieve such synergies. Furthermore, the impact from Merger-related expenses is not included in the unaudited pro forma condensed combined statements of operations. However, the impact of these expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents and a corresponding increase to accumulated deficit.
The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Cincinnati Bell and Hawaiian Telcom for the applicable dates and periods:

•
Audited consolidated historical financial statements of Cincinnati Bell as of and for the year ended December 31, 2017 and the related notes included in Cincinnati Bell’s Annual Report on Form 10-K for the year ended December 31, 2017;

•
Audited consolidated historical financial statements of Hawaiian Telcom as of and for the year ended December 31, 2017 and the related notes included in Hawaiian Telcom’s Annual Report on Form 10-K for the year ended December 31, 2017;

•
Unaudited condensed consolidated historical financial statements of Cincinnati Bell as of and for the three months ended March 31, 2018 and the related notes included in Cincinnati Bell’s Quarterly Report on Form 10-Q for the period ended March 31, 2018; and

•
Unaudited condensed consolidated historical financial statements of Hawaiian Telcom as of and for the three months ended March 31, 2018 and the related notes included in Hawaiian Telcom’s Quarterly Report on Form 10-Q for the period ended March 31, 2018.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined information is not necessarily indicative of what the combined financial position or results of operations actually would have been had the Merger been completed as of the assumed dates or for the periods presented. In addition, the unaudited pro forma condensed combined financial information does not purport to project the combined financial position or operating results for any future period.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, or GAAP standards. The Company engaged a third party to perform valuation services related to assets acquired and liabilities assumed from Hawaiian Telcom, specifically intangibles, property, plant and equipment and leases. The valuation work is on-going at the time of filing this financial information. While all financial statement line items are preliminary, the primary areas of the purchase price allocation that are not finalized relate to the fair values of property, plant and equipment and intangibles. In addition, any associated tax impact of adjustments made in conjunction with the accounting for the business combination are on-going. Any excess purchase price over the acquired net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill.
As the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. These estimates are subject to further review of the assets acquired and liabilities assumed.
For the avoidance of doubt, the unaudited pro forma condensed combined financial information has not been adjusted to give effect to the Company's acquisition (the "OnX Acquisition") of OnX Holdings LLC ("OnX") on October 2, 2017 or any borrowings by the Company to finance the OnX Acquisition; however, it does reflect the financial position and the results of operations for Onx subsequent to October 2, 2017. Had the unaudited pro forma condensed combined financial information been adjusted to give effect to the OnX Acquisition, the unaudited pro forma condensed combined financial information would differ in several important respects from the unaudited pro forma condensed combined financial information included herein. Accordingly, the unaudited pro forma condensed combined financial information is not indicative of what the combined results of operations actually would have been had the Merger and the OnX Acquisition been completed as of the assumed date for all periods presented.

Cincinnati Bell Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2018
(Values in millions)
	Cincinnati Bell	Hawaiian Telcom	Reclassifications	Pro Forma Adjustments		Pro Forma Combined
Assets:
Current assets
Cash and cash equivalents	$32.4	$19.2	$—	$(218.3)	A	$56.9
				(156.2)	B
				379.8	C
Restricted cash	379.8	—	—	(379.8)	C	—
Receivables, less allowances of $9.6 and $3.8	232.4	24.1	—	(3.4)	D	253.1
Inventory, materials and supplies	45.0	6.8	—	—		51.8
Prepaid expenses	23.7	4.2	(1.0)	—		26.9
Other current assets	9.4	3.6	—	(2.6)	E	10.4
Total current assets	722.7	57.9	(1.0)	(380.5)		399.1
Property, plant and equipment, net	1,118.8	607.1	—	87.3	F	1,813.2
Goodwill	150.7	12.1	—	(12.1)	G	156.8
				6.1	H
Intangibles	128.7	30.7	—	(30.7)	I	180.7
				52.0	J
Deferred income taxes, net	13.1	—	—	34.2	K	47.3
Other noncurrent assets	52.0	6.5	(0.1)	(4.7)	E	53.7
Total assets	$2,186.0	$714.3	$(1.1)	$(248.4)		$2,650.8
Liabilities and Shareowners' Deficit:
Current liabilities
Current portion of long-term debt	$18.2	$10.3	$0.2	$(10.3)	L	$18.4
Accounts payable	195.7	53.3	—	—		249.0
Accrued expenses	—	11.8	(11.8)	—		—
Unearned revenue and customer deposits	39.3	9.3	(1.7)	(0.2)	M	46.7
Accrued taxes	18.0	—	0.9	2.4	N	21.3
Accrued interest	33.1	—	3.0	(3.0)	O	33.1
Accrued payroll and benefits	39.5	—	7.9	—		47.4
Other current liabilities	29.2	4.0	(0.2)	7.6	P	43.8
			(0.5)	3.5	Q
				0.2	R
Total current liabilities	373.0	88.7	(2.2)	0.2		459.7
Long-term debt, less current portion	1,726.9	294.8	3.2	(300.1)	L	1,910.8
				(8.3)	S
				5.3	T
				189.0	U
Pension and postretirement benefit obligations	173.2	78.0	—	(5.9)	R	245.3
Deferred income tax liabilities	12.2	0.9	—	(0.9)	K	12.2
Other noncurrent liabilities	28.6	33.6	(3.2)	(5.1)	M	53.0
			(0.3)
			(0.6)
Total liabilities	2,313.9	496.0	(3.1)	(125.8)		2,681.0

Cincinnati Bell Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet (Continued)
March 31, 2018
(Values in millions)
	Cincinnati Bell	Hawaiian Telcom	Reclassifications	Pro Forma Adjustments		Pro Forma Combined
Shareowners' deficit
Preferred stock	129.4	—	—	—		129.4
Common Shares	0.4	0.1	—	—	V	0.5
Additional paid-in-capital	2,562.2	182.6	—	(182.6)	W	2,683.3
				121.1	X
Accumulated (deficit) equity	(2,647.9)	51.7	2.0	(53.7)	W	(2,671.4)
				(23.5)	Y
Accumulated other comprehensive loss	(172.0)	(16.1)	—	16.1	W	(172.0)
Total shareowners' (deficit) equity	(127.9)	218.3	2.0	(122.6)		(30.2)
Total liabilities and shareowners' deficit	$2,186.0	$714.3	$(1.1)	$(248.4)		$2,650.8

See the accompanying notes to the unaudited pro forma condensed combined financial information which are an integral part of this information. The pro forma adjustments are explained in “Note 4 - Preliminary Pro Forma Adjustments Related to the Merger”.

Cincinnati Bell Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2017
(Values in millions, except share amounts)
	Cincinnati Bell	Hawaiian Telcom	Pro Forma Adjustments		Pro Forma Combined

Revenue	$1,288.5	$368.4	$—		$1,656.9
Cost and expenses
Cost of services and products, excluding items below	761.3	163.1	—		924.4
Selling, general and administrative	240.9	114.9	(2.4)	AA	353.4
Depreciation and amortization	193.0	88.4	(88.4)	BB	229.6
			2.1	CC
			34.5	DD
Restructuring and severance related charges	32.7	—	—		32.7
Transaction and integration costs	18.5	—	(8.0)	AA	10.5
Other	4.0	—	—		4.0
Total operating costs and expenses	1,250.4	366.4	(62.2)		1,554.6
Operating Income	38.1	2.0	62.2		102.3
Interest expense	85.2	16.4	(15.9)	EE	115.1
			29.4	FF
Loss on extinguishment of debt, net	3.2	4.8	(4.8)	GG	3.2
Gain on sale of CyrusOne investment	(117.7)	—	—		(117.7)
Other expense, net	1.4	—	—		1.4
Income (loss) before income taxes	66.0	(19.2)	53.5		100.3
Income tax expense (benefit)	30.9	88.0	9.5	HH	128.4
Net income (loss)	35.1	(107.2)	44.0		(28.1)
Preferred stock dividends	10.4	—	—		10.4
Net income applicable to common shareowners	$24.7	$(107.2)	$44.0		$(38.5)
Basic net earnings (loss) per common share	$0.59	$(9.27)	$—		$(0.77)
Diluted net earnings (loss) per common share	$0.58	$(9.27)	$—		$(0.77)
Weighted-average common shares outstanding (millions)
Basic	42.2	11.6	7.7		49.9
Diluted	42.4	11.6	7.7		49.9
See the accompanying notes to the unaudited pro forma condensed combined financial information which are an integral part of this information. The pro forma adjustments are explained in “Note 4 - Preliminary Pro Forma Adjustments Related to the Merger”.

Cincinnati Bell Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended March 31, 2018
(Values in millions, except share amounts)
	Cincinnati Bell	Hawaiian Telcom	Pro Forma Adjustments		Pro Forma Combined
Revenue	$295.7	$89.2	$—		$384.9
Costs and Expenses
Costs of services and products, excluding items below	149.4	42.1	—		191.5
Selling, general and administrative	68.4	27.6	(0.2)	AA	95.8
Depreciation and amortization	51.2	23.3	(23.3)	BB	61.0
			1.2	CC
			8.6	DD
Restructuring and severance related charges	0.3	—	—		0.3
Transactions and integration costs	2.2	—	(1.6)	AA	0.6
Total operating costs and expenses	271.5	93.0	(15.3)		349.2
Operating Income (Loss)	24.2	(3.8)	15.3		35.7
Interest Expense	30.8	4.1	(3.2)	EE	33.4
			1.7	FF
Other components of Pension & Postretirement benefit plans expense (benefit)	3.3	(0.7)	—		2.6
Other (income) expense, net	(0.4)	—	—		(0.4)
Loss before income taxes	(9.5)	(7.2)	16.8		0.1
Income tax (benefit) expense	(1.2)	(1.5)	3.9	HH	1.2
Net loss	(8.3)	(5.7)	12.9		(1.1)
Preferred stock dividends	2.6	—	—		2.6
Net loss applicable to common shareowners	$(10.9)	$(5.7)	$12.9		(3.7)
Basic and diluted earnings per common share from continuing operations	$(0.26)	$(0.49)	—		$(0.07)
Weighted-average common shares outstanding (millions)
Basic and diluted	42.3	11.6	7.7		50.0
See the accompanying notes to the unaudited pro forma condensed combined financial information which are an integral part of this information. The pro forma adjustments are explained in “Note 4 - Preliminary Pro Forma Adjustments Related to the Merger”.

Note 1 - Description of Transaction and Basis of Presentation
On July 2, 2018 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Hawaiian Telcom, with Hawaiian Telcom surviving the Merger as a wholly-owned subsidiary of the Company.
As a result of the Merger, each share of Hawaiian Telcom’s common stock, par value $0.01 (“Hawaiian Telcom Common Stock”), outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than shares of Hawaiian Telcom Common Stock held by (i) Hawaiian Telcom as treasury stock, (ii) the Company or Merger Sub, (iii) any direct or indirect wholly-owned subsidiary of the Company or Hawaiian Telcom or (iv) any Hawaiian Telcom stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the General Corporation Law of the State of Delaware (collectively, the “excepted shares”), was canceled and converted at the Effective Time into the right to receive, without interest and subject to applicable tax withholding, at the holder of such share’s election and subject to proration as set forth in the Merger Agreement and as described below:

(i)	1.6305 common shares, par value $0.01 per share, of the Company (the “Company Common Shares”) (the “Share Consideration”);

(ii)	0.6522 Company Common Shares and $18.45 in cash, without interest (the “Mixed Consideration”); or

(iii)	$30.75 in cash, without interest (the “Cash Consideration”, together with and any combination of, the Share Consideration and the Mixed Consideration, the “Merger Consideration”).

As a result of the Merger, (i) each Hawaiian Telcom restricted stock unit granted on or after January 1, 2017 that did not provide for automatic vesting upon the consummation of the Merger was converted at the Effective Time into a time-based restricted stock unit of the Company (with any applicable performance criteria deemed satisfied at target) in respect of a number of Company Common Shares (rounded down to the nearest whole share) based on an exchange ratio of 1.8274 (each, an “Assumed RSU”) and (ii) each other Hawaiian Telcom restricted stock unit (each, a “Cash-Out RSU”) was canceled and converted at the Effective Time into the right to receive in respect of each share of Hawaiian Telcom Common Stock subject to such Cash-Out RSU (with any applicable performance criteria calculated based on actual performance), without interest and subject to applicable tax withholding, at the holder of such Cash-Out RSU’s election and subject to proration as set forth in the Merger Agreement, one or more forms of the Merger Consideration as described above.
Elections made in respect of Hawaiian Telcom Common Stock or Cash-Out RSUs to receive the Share Consideration or the Cash Consideration were prorated pursuant to the Merger Agreement such that the aggregate number of Company Common Shares issued by the Company in the Merger and the aggregate amount of cash paid by the Company in the Merger were the same as if all electing holders received the Mixed Consideration. No fractional Company Common Shares were issued in the Merger and holders of Hawaiian Telcom Common Stock and Cash-Out RSUs received cash in lieu of any fractional Company Common Shares.
In connection with the Merger, the Company paid in cash $218,300,658 and issued 7,716,840 Company Common Shares in aggregate Merger Consideration. In addition, the Company reserved for issuance 148,625 Company Common Shares in respect of the Assumed RSUs in connection with the Company’s assumption of the Hawaiian Telcom 2010 Equity Incentive Plan pursuant to the Merger Agreement.

On October 2, 2017 (the “Credit Facility Closing Date”), the Company entered into a credit agreement (as amended by Amendment No. 1 (as hereinafter defined), as further amended by Amendment No. 2 (as hereinafter defined), and as further amended or modified from time to time, the “Credit Agreement”), by and among the Company, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, as a swingline lender, and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, a swingline lender and a letter of credit issuer, consisting of (i) a five-year $200.0 million senior secured revolving credit facility, including both a letter of credit subfacility of up to $30.0 million and a swingline loan subfacility of up to $25.0 million (the “Revolving Credit Facility”), and (ii) a seven-year $600.0 million senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”); provided that, if more than $50.0 million in aggregate principal amount of the Company’s 7.00% senior notes due 2024 (the “2016 Notes”) (or any permitted refinancing thereof that does not extend the maturity date of the 2016 Notes past the seventh anniversary of the Credit Facility Closing Date) remains outstanding on April 15, 2024, the maturity date of the loans drawn under the Term Loan Facility will be April 15, 2024. On the Credit Facility Closing Date, the Company borrowed all available funds under the Term Loan Facility in an amount of $600.0 million (the “Term Loans”) and used the proceeds thereof to finance the OnX Acquisition and to repay in full all indebtedness outstanding under the Company's existing credit agreement, dated as of November 20, 2012, as the same had been amended, modified, restated or supplemented prior to the Credit Facility Closing Date, among the Company, as borrower, the guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and letter of credit issuer, and PNC Bank, National Association, as swingline lender and letter of credit issuer. The Company retained the balance of the proceeds as cash. Accordingly this unaudited pro forma condensed combined financial information does not give pro forma effect to the incurrence of the Term Loans.
On October 6, 2017, Cincinnati Bell closed an offering (the “Notes Offering”) of $350.0 million aggregate principal amount of 8.00% senior unsecured notes due 2025 (the “Notes”) by CB Escrow Corp., an Ohio corporation and wholly-owned subsidiary of Cincinnati Bell (the “Issuer”). The Notes were issued pursuant to an indenture, dated as of October 6, 2017 (the “Base Indenture”), between the Issuer and Regions Bank, as trustee. Concurrently with the closing of the Notes Offering, the Issuer entered into a customary escrow agreement pursuant to which the gross proceeds of the Notes Offering were deposited into an escrow account (the “Escrow Account”).
On April 5, 2018, the Company amended the Credit Agreement pursuant to (i) Amendment No. 1, by and among the Company, the subsidiary guarantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and the tranche B term lenders party thereto (“Amendment No. 1”), and (ii) Amendment No. 2, by and among the Company, the subsidiary guarantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and the revolving lenders party thereto (“Amendment No. 2”). Amendment No. 1 amended the Credit Agreement to, among other things, reduce the applicable margin for the Terms Loans. Amendment No. 2 amended the Credit Agreement to, among other things, reduce the applicable margin for the revolving loans available under the Revolving Credit Facility and reduce the letter of credit fees.
On the Closing Date, the Company borrowed an aggregate principal amount of $35.0 million under the Revolving Credit Facility as part of the financing of the cash portion of the aggregate Merger Consideration. Also on the Closing Date, Hawaiian Telcom and certain of its subsidiaries were joined as guarantors under the Credit Agreement in accordance with its terms.
On the Closing Date, the Company, the guarantors party thereto and Regions Bank, as trustee, entered into the Assumption Supplemental Indenture (the “Assumption Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). The Assumption Supplemental Indenture supplemented the Base Indenture by consummating the Company’s assumption of the obligations of the Issuer under the Notes and the Base Indenture (the “Assumption”) and by adding the guarantor parties thereto as parties to the Indenture and as joint and several guarantors of the Notes in accordance with the terms and conditions of the Indenture. Entry into the Assumption Supplemental Indenture was part of the financing of the cash portion of the aggregate Merger Consideration. At the closing of the Merger, the Issuer merged with and into the Company (the “Escrow Merger”), with the Company continuing as the surviving corporation. At the time of the Escrow Merger, the Company entered into the Assumption Supplemental Indenture and the proceeds from the Notes Offering were released from the Escrow Account to the Company.
On the Closing Date, the Company borrowed $154.0 million under the receivables financing agreement, dated as of May 10, 2018 (as amended or modified from time to time, the “Receivables Facility”), by and among Cincinnati Bell Funding LLC and Cincinnati Bell Funding Canada Ltd., as borrowers, the Company and OnX Enterprise Solutions Ltd., as servicers, the various lenders, LC participants and group agents party thereto and PNC Bank, National Association, as administrator for each group and as an issuer of letters of credit, and PNC Capital Markets, as structuring agent, in connection with the Company’s amended receivables securitization program.

The Merger is reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combination, with Cincinnati Bell treated as the acquirer. Under the acquisition method, the total purchase price is calculated as described in Note 3. Under the acquisition method of accounting outlined in ASC 805, the identifiable assets acquired and liabilities assumed in the Merger are recorded at their acquisition date fair values, and are included in the Company’s consolidated financial position. Our unaudited pro forma adjustments are preliminary in nature and based on the estimates of fair value for all assets acquired and liabilities assumed to illustrate the estimated effect of the Merger on our consolidated balance sheet at March 31, 2018. Accordingly, the unaudited pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses are performed. While all financial statement line items are preliminary, the primary areas of the purchase price allocation that are not finalized relate to the fair values of property, plant and equipment, intangibles and deferred taxes. There can be no assurances that any final valuations will not result in material adjustments to our preliminary estimated purchase price allocation.
For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Cincinnati Bell has applied the guidance in ASC 820, Fair Value Measurements and Disclosures. Under ASC 805, acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the transaction costs are incurred. Cincinnati Bell recorded $8.0 million to expense and Hawaiian Telcom recorded $2.4 million to expense, respectively, in transaction costs for the year ended December 31, 2017 related to the Merger. Cincinnati Bell recorded $1.6 million to expense and Hawaiian Telcom recorded $0.2 million to expense, respectively, in transaction costs for the three months ended March 31, 2018 related to the Merger.
The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP in the United States and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and presents the pro forma financial position and results of operations of the consolidated companies based upon historical information after giving effect to the Merger and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 is presented as if the Merger had occurred on March 31, 2018; and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the three-month period ended March 31, 2018 combines the historical results of operations of Cincinnati Bell and Hawaiian Telcom giving effect to the Merger as if it had occurred on January 1, 2017.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that Cincinnati Bell expects to achieve as a result of the Merger or Cincinnati Bell’s previously announced cost savings initiative or the costs necessary to achieve these costs savings or synergies. In addition, as described above, the unaudited pro forma condensed combined financial information has not been adjusted to give effect to the OnX Acquisition, but does reflect the financial position and the results of operations of OnX for the period from October 2, 2017.

Note 2 - Accounting Policies and Reclassifications
Cincinnati Bell performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Cincinnati Bell and Hawaiian Telcom, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Cincinnati Bell involved a review of Hawaiian Telcom’s publicly disclosed summary of significant accounting policies, including those disclosed in Hawaiian Telcom’s Annual Report on Form 10-K for the year ended December 31, 2017, and preliminary discussions with Hawaiian Telcom management regarding Hawaiian Telcom’s significant accounting policies to identify material adjustments.
Cincinnati Bell is in the process of performing a detailed review of Hawaiian Telcom’s accounting policies. As a result of that review, Cincinnati Bell may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

Certain reclassifications have been made to the historical consolidated financial statements of Hawaiian Telcom in order to conform to the presentation used in the unaudited pro forma condensed combined financial information of Cincinnati Bell and are reflected in the column “Reclassifications”. The reclassification adjustments on the balance sheet pertain to the following: (1) reclassification of capital lease obligations from other current liabilities and other noncurrent liabilities to current portion of long-term debt and long-term debt, less current; (2) disaggregating accrued taxes, accrued interest and accrued payroll and benefits from accrued expenses; (3) removing deferred costs and revenues associated with the sale of customer-premise equipment maintenance from prepaid expense, other noncurrent assets, unearned revenue and customer deposits and other noncurrent liabilities and recognizing revenue as net under ASC 606; and (4) removing activation costs deferred under SAB 101 from other current liabilities and other noncurrent liabilities.
In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which amends the requirements in ASC 715 related to the income statement presentation of the components of net periodic benefit cost for an entity’s sponsored defined benefit pension and other postretirement plans. The ASU requires entities to disaggregate the current service cost component from the other components of net benefit cost (the “other components”) and present it with other current compensation costs for related employees in the income statement. The other components shall be presented elsewhere in the income statement and outside of income from operations, if such a subtotal is presented, on a retrospective basis as of the date of adoption. In addition, only the service cost component of net benefit cost is eligible for capitalization on a prospective basis. The ASU is effective for public business entities for annual periods beginning after December 15, 2017. The Company retrospectively adopted the standard effective January 1, 2018. The Company reclassified $6.6 million and $6.0 million of other components of net benefit cost from cost of services and selling, general and administrative, respectively, to a new line below operating income, other components of pension and postretirement benefit plans expense, on the Consolidated Statement of Operations for the year ended December 31, 2017. The Company reclassified $1.3 million and $3.0 million of other components of net benefit cost from cost of services and selling, general and administrative, respectively, to other components of pension and postretirement benefit plans expense, on the Consolidated Statement of Operations for the year ended December 31, 2016. Hawaiian Telcom retrospectively adopted this standard effective January 1, 2018 and reclassified $2.3 million and $2.2 million from selling, general and administrative expense to other income and expense for the years ended December 31, 2017 and 2016, respectively. These adjustments have not been reflected on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The Company adopted the new standard and all subsequent amendments as of January 1, 2018 using the full retrospective method which requires each prior reporting period presented to be adjusted beginning with this issuance of the Company’s 2018 interim financial statements. The most significant impact of adopting the new standard is the change to the treatment of hardware revenue from recording hardware revenue as a principal (gross) to recording revenue as an agent (net).  Based on our assessment of ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), issued by the FASB in March 2016, the Company acts as an agent and as such will record hardware sales net of the related cost of products.  As a result of the Company's adoption of ASU 2014-09, revenue and cost of products for the year ended December 31, 2017 decreased by $222.8 million.  These adjustments have not been reflected on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017.

Hawaiian Telcom adopted ASU 2014-09, Revenue from Contracts with Customers, and all subsequent amendments as of January 1, 2018 using the modified retrospective method of adoption which requires a cumulative effect adjustment to retained earnings as of the adoption date.  The cumulative effect of application of the new accounting standard as of January 1, 2018, net of tax, was to increase retained earnings by $4.1 million. The initial application of the new standard was limited to contracts not yet completed as of the effective date.

ASU 2014-09 was not applied to the year ended December 31, 2017 for Hawaiian Telcom as a result of using the modified retrospective method of adoption. Reported amounts for 2017 could be materially different than if Hawaiian Telcom had adopted the standard using the full retrospective method of adoption.
Note 3 - Consideration Transferred and Preliminary Fair Value of Net Assets Acquired
The Merger has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess consideration transferred over the estimated fair values of the identifiable net assets recorded as goodwill. In addition, ASC 805 establishes that the Company Common Shares issued to effect the Merger be measured at the Closing Date of the Merger at the end-current market price.

Based on (1) the closing price of Company Common Shares of $15.70 as of June 29, 2018, which is the last business day immediately preceding the Closing Date, (2) the number of shares of Hawaiian Telcom Common Stock outstanding as of the Closing Date, and (3) the number of shares of Hawaiian Telcom Common Stock issuable in respect of Cash-Out RSUs as of the Closing Date, the total consideration, without giving effect to the repayment of Hawaiian Telcom’s outstanding borrowings under its existing term and revolving credit facilities as of the Closing Date (“Hawaiian Telcom’s Existing Indebtedness”) in conjunction with the Merger, is $339.5 million. At the Effective Time, each issued and outstanding share of Hawaiian Telcom Common Stock (other than excepted shares) was canceled and converted into the right to receive (1) Share Consideration; (2) Mixed Consideration; or (3) Cash Consideration.
Elections made to receive the Share Consideration or the Cash Consideration were prorated pursuant to the Merger Agreement such that the aggregate number of Company Common Shares issued by the Company in the Merger and the aggregate amount of cash paid by the Company in the Merger were the same as if all electing holders received the Mixed Consideration.
The following is the total consideration paid by Cincinnati Bell in the Merger. The dollar amounts included in the tables in Note 3 or Note 4 are presented in millions, except for per share amounts.

Cash portion of aggregate Mixed Consideration ($18.45 x 11,832,014 shares of Hawaiian Telcom Common Stock)	$218.3
Stock portion of aggregate Mixed Consideration ($15.70 x .6522 x 11,832,014 shares of Hawaiian Telcom Common Stock)	121.2
Consideration transferred	$339.5

The following is a summary of the preliminary estimated fair values of the net assets acquired:

Total consideration transferred	$339.5
Cash and cash equivalents	19.2
Accounts receivable, less allowances	20.7
Inventory, materials and supplies	6.8
Prepaid expenses	3.2
Other current assets	1.0
Property, plant and equipment, net	694.4
Intangibles	52.0
Deferred income taxes, net	34.2
Other noncurrent assets	1.7
Total assets	$833.2
Current portion of long-term debt	10.5
Accounts payable	53.3
Unearned revenue and customers deposits	7.4
Accrued taxes	3.3
Accrued interest	3.0
Accrued payroll and benefits	7.9
Other current liabilities	14.6
Long-term debt, less current portion	303.3
Pension and postretirement benefit obligations	72.1
Other noncurrent liabilities	24.4
Net assets acquired	$333.4
Goodwill	$6.1
Cincinnati Bell has made preliminary allocation estimates based on discussions with Hawaiian Telcom management, site visits and analyses prepared by third party valuation specialists. Cincinnati Bell completed preliminary valuations of the acquired assets and liabilities and recorded fair value adjustments. The valuations consisted of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

Note 4 - Preliminary Pro Forma Adjustments Related to the Merger
The preliminary pro forma adjustments included in this unaudited pro forma condensed combined financial information related to the Merger, including the financing structure established to effect the Merger, are as follows:
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
A - To reflect the cash portion of the total consideration paid by Cincinnati Bell to the stockholders of Hawaiian Telcom based on 11.8 million shares of Hawaiian Telcom Common Stock outstanding as of the Closing Date.
B - To reflect the net cash outflow resulting from a draw of $154.0 million in aggregate principal amount on the Receivables Facility (the “Receivables Facility Draw”) and a draw of $35.0 million in aggregate principal amount on the Revolving Credit Facility (the “Credit Facility Draw”), which Receivables Facility Draw and Credit Facility Draw were made by Cincinnati Bell to cover Hawaiian Telcom debt repayment including accrued interest, debt issuance costs and Merger-related transaction costs, each assumed to have occurred on March 31, 2018.

Cash received from Receivables Facility Draw	$154.0
Cash received from Credit Facility Draw	35.0
Debt issuance costs - Notes	(8.3)
Transaction costs	(23.5)
Repayment of Hawaiian Telcom's Existing Indebtedness, net of debt issuance costs	(310.4)
Payment of accrued interest related to Hawaiian Telcom's Existing Indebtedness	(3.0)
Net cash outflow	$(156.2)

C - To reclassify restricted cash that was held in the Escrow Account on behalf of CB Escrow Corp. In addition to the gross proceeds of $350.0 million from the Notes Offering that were held in the Escrow Account and the $1.6 million in interest income accrued thereon, Cincinnati Bell deposited $28.2 million to prepay one year of interest expected to accrue in accordance with the terms of the Notes.

D - To record a fair value adjustment related to a disputed receivable that is considered uncollectible as of the Closing Date.

E - To record a fair value adjustment to current and noncurrent assets for Hawaiian Telcom contract assets that were established at the time of adoption of ASC 606.

F - The fair value adjustment for property, plant and equipment was based upon a preliminary valuation. For purposes of the preliminary purchase price allocation, Cincinnati Bell utilized the cost approach as the primary method used to establish the fair value of Hawaiian Telcom's property, plant and equipment. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation and functional obsolescence as of the valuation date. The Company expects to complete the allocation of the purchase price within one year from the date of the Closing Date. Differences between the preliminary and final valuation could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

G - To eliminate Hawaiian Telcom’s historical goodwill.

H - To record preliminary goodwill created as a result of the Merger. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 3. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, Cincinnati Bell will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations and new growth opportunities. The goodwill created as a result of the Merger is not expected to be deductible for tax purposes.

I - To eliminate Hawaiian Telcom’s historical intangible assets.

J - To record the fair value of identifiable intangible assets. Refer to Note 4(CC) below for details related to the estimated fair value and related amortization expense of the intangible assets.

K- Adjustment reflects the deferred income tax effects of the pro forma adjustments made to the unaudited pro forma condensed combined balance sheet, as well as the re-establishment of the deferred tax balances that previously had full valuation allowances, utilizing a combined Hawaiian Telcom federal and state statutory tax rate of 22.59%. Additional details provided in the table below:

Fair Value Adjustments	$(23.0)
Net Operating Losses and Other Tax Attributes	54.1
Existing Temporary Differences	3.1
Total Deferred Tax Asset	$34.2

L - To reflect the payment of Hawaiian Telcom’s historical current portion of long-term debt of $10.3 million and long-term debt of $300.1 million in accordance with the change of control terms of the applicable debt agreements.

M - To record a fair value adjustment to unearned revenue and other noncurrent liabilities related to the up-front payments received from customers for use of the trans-Pacific submarine cable system (the "SEA-US Cable"). In August 2014, Hawaiian Telcom joined several other telecommunication companies to form a consortium to build and operate the SEA-US Cable. Hawaiian Telcom has entered into agreements for the sale of capacity and other services for use of the SEA-US Cable, the majority of which has been received in up-front payments.

N - To record taxes payable resulting from Assumed RSUs as part of the Merger.

O - To eliminate Hawaiian Telcom’s historical accrued interest of $3.0 million as a result of the payment of the associated debt instruments. As described in Note 4(B), it is assumed that Cincinnati Bell repaid Hawaiian Telcom’s Existing Indebtedness, together with all accrued interest thereon, on March 31, 2018, and therefore no interest had accrued as of March 31, 2018.

P - To record the estimated cost of removal for certain acquired fixed assets.

Q - To record a liability related to employee-severance for certain executives that will receive payments because the closing of the Merger triggered the change of control clauses in their employment contracts.

R - To reflect the impact of remeasurement adjustment to Hawaiian Telcom current and noncurrent pension and postretirement benefit plan liabilities at the Closing Date.
S - To reflect the incremental payment of Cincinnati Bell’s capitalizable debt issuance costs of $8.3 million in connection with the issuance of the Notes that was required to be paid on the Closing Date that will be capitalized as a reduction to debt on the unaudited pro forma condensed combined balance sheet in accordance with Cincinnati Bell’s accounting policy and amortized over the life of the Notes.

T - To record the removal of the debt discount and debt issuance costs based on the repayment of $310.4 million of Hawaiian Telcom’s Existing Indebtedness.
U - To reflect the Receivables Facility Draw of $154.0 million and the Credit Facility Draw of $35.0 million to fund the cash portion of the aggregate Merger Consideration, as well as Merger-related transaction and debt issuance costs. The Revolving Credit Facility has a weighted average interest rate of 6.05% on the principal amount of the debt and the Receivables Facility has a weighted average interest rate of 3.15% on draws on the Receivables Facility.
V - To reflect adjustments to eliminate historical Hawaiian Telcom Common Stock in the amount of $0.1 million and add the issuance of Company Common Shares in the amount of $0.1 million at the Closing Date.
W - To reflect adjustments to eliminate Hawaiian Telcom’s historical equity balances.
X - To reflect the stock portion of the aggregate Merger Consideration paid by Cincinnati Bell to the stockholders of Hawaiian Telcom based on the 11.8 million shares of Hawaiian Telcom Common Stock outstanding as of the Closing Date.

Y - To reflect Cincinnati Bell’s Merger-related transaction costs, including advisory and legal fees. These amounts are expensed as incurred and are not reflected in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact. No adjustment has been made for Merger-related transaction costs incurred by Hawaiian Telcom.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
AA - To eliminate Merger-related transaction costs. Hawaiian Telcom records transaction costs to “Selling, general and administration” expense and Cincinnati Bell records transactions costs to “Transaction and integration costs” expense. Merger-related transaction costs are recorded directly to equity on the unaudited pro forma condensed combined balance sheet.
BB - To eliminate Hawaiian Telcom’s historical depreciation and amortization expense.
CC - Adjustment reflects amortization expense associated with the fair value of the identifiable intangible assets acquired in the Merger of $2.1 million and $1.2 million for the year ended December 31, 2017 and the three months ended March 31, 2018, respectively.

The amortization expense for the intangible assets acquired from Hawaiian Telcom is as follows:

Intangible assets, net	Estimated useful life (years)	Preliminary fair value	Amortization expense for the year ended December 31, 2017	Amortization expense for the three months ended March 31, 2018
Customer relationship	10.0	$26.0	$0.4	$0.8
Trade name	15.0	26.0	1.7	0.4
Total		$52.0	$2.1	$1.2

The fair value of the trade name will be amortized on a straight-line basis over the estimated useful life. The amortizable life reflects the periods over which the assets are expected to provide material economic benefit. The fair value of the Customer relationships will be amortized over the useful life based on forecasted after-tax cash flows that are expected to be generated as a result of the Merger. Fair value of the customer relationship was determined by using an excess earnings approach and the fair value of the trade name was determined by using relief from royalty approach. The amortizable life reflects the periods over which the assets are expected to provide material economic benefit.
DD - Adjustment reflects the preliminary depreciation expense associated with the fair value of the property plant and equipment acquired in the Merger of $34.5 million and $8.6 million for the year ended December 31, 2017 and three months ended March 31, 2018, respectively. Consistent with Cincinnati Bell’s policy, a depreciable life of 39 years is used for the acquired buildings and a depreciable life of 15 years is used for the acquired equipment.
EE-To eliminate Hawaiian Telcom’s historical interest expense and amortization of debt issuance costs. As described previously, in connection with entering into the Merger Agreement, Cincinnati Bell issued the Notes and incurred the Receivables Facility Draw and Credit Facility Draw to fund the repayment of Hawaiian Telcom’s Existing Indebtedness that was due upon completion of the Merger pursuant to change of control provisions. For purposes of this unaudited pro forma condensed combined financial information, Cincinnati Bell’s management assumed that the cash necessary for the repayment of Hawaiian Telcom’s Existing Indebtedness was funded by the issuance of the Notes, the Receivables Facility Draw and the Credit Facility Draw, and Hawaiian Telcom’s Existing Indebtedness would have been repaid in full on January 1, 2017.

FF - Reflects the incremental interest expense that would have been incurred during the historical periods presented assuming the Merger and the incurrence of the Notes, the Receivables Facility Draw and the Credit Facility Draw (without giving effect to the Amendment No. 1 and Amendment No. 2) had occurred as of January 1, 2017. Debt issuance costs incurred in conjunction with the Merger have been amortized over the term of the respective debt instrument for the purposes of calculating the net pro forma adjustment to interest expense. For the three months ended March 31, 2018, pro forma adjustment for additional interest expense that would have been incurred is limited to the draw on the Receivables Facility and the Revolving Credit Facility (without giving effect to the Amendment No. 1 and Amendment No. 2).

Year Ended December 31, 2017
Interest expense - the Notes	$21.5
Amortization of debt issuance costs - the Notes	0.9
Interest expense - Receivables Facility and Revolving Credit Facility	7.0
Interest expense	$29.4

Three Months Ended March 31, 2018
Interest expense - Receivables Facility and Revolving Credit Facility	$1.7

GG - To eliminate loss on extinguishment of debt related to the Hawaiian Telcom repayment of existing debt instruments in the second quarter of 2017. This amount has been eliminated from the unaudited pro-forma condensed combined statement of operations because it will not have a continuing impact because Hawaiian Telcom’s Existing Indebtedness was extinguished in connection with the Merger.
HH - Adjustment reflects the tax effects of the pro forma adjustments made to the unaudited pro forma condensed combined statement of operations. The benefit to income tax expense associated with the change in the valuation allowance previously recorded for Hawaiian Telcom is not recognized in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, as it is one time in nature. In the event that this entry had been recorded, it would have been a benefit to tax expense of $63.6 million. The tax effect on the pro forma adjustments made to the unaudited pro forma condensed combined state of operations was calculated for Cincinnati Bell at the combined federal and state statutory rate of 23.27% and for Hawaiian Telcom at the combined federal and state statutory rate of 22.59% for the year ended December 31, 2017. The tax effect was calculated for the three months ended March 31, 2018 at the combined federal and state statutory rate of 20.92%.